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Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Xenon Pharmaceuticals Inc.

We consent to the incorporation by reference in the registration statements (Nos. 333-199860, 333-202765, 333-210050, 333-216543, 333-223497, 333-230103, 333-233758, 333-237036, and 333-238895) on Form S-8 and (No. 333-238896) on Form S-3 of Xenon Pharmaceuticals Inc. of our report dated March 1, 2021, with respect to the consolidated balance sheets of Xenon Pharmaceuticals Inc. as of December 31, 2020 and 2019, and the related consolidated statements of operations and comprehensive loss, shareholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2020, and the related notes (collectively, the “consolidated financial statements”), which report appears in the December 31, 2020 annual report on Form 10-K of Xenon Pharmaceuticals Inc.

/s/ KPMG LLP

Chartered Professional Accountants

March 1, 2021
Vancouver, Canada

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